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                                                               EXHIBIT 10.18

                    RESOLUTIONS OF THE BOARD OF DIRECTORS OF
                  FIRST PALM BEACH BANCORP, INC. AWARDING STOCK
                          OPTION FOR OUTSIDE DIRECTORS


                               September 17, 1996


         WHEREAS, The Board of Directors of First Palm Beach Bancorp, Inc. (the "Company") adopted the 1993 Stock Option Plan for Outside Directors (the "Option Plan") at the [June 8, 1993] Board meeting and the Option Plan was subsequently approved by stockholders of the Company at the January 24, 1994 Annual Meeting of Stockholders, and

         WHEREAS, The Board of Directors is considering electing Dr. Holly Hadley and Dr. Daniel O. Sokoloff as members of the Board of Directors of the Company.

         WHEREAS, The Compensation Committee of the Board of Directors has recommended to the Board that the Company grant to each of Dr. Holly Hadley and Dr. Daniel O. Sokoloff non-statutory stock options to purchase 13,250 shares of Common Stock of the Company under the Option Plan upon the election and qualification of each of them as a member of the Board of Directors of the Company.

         WHEREAS, in light of the increase in market value of the Common Stock of the Company since the adoption of the Option Plan, the Board of Directors considers it in the business interest of the Company to amend the Option Plan to reduce the number of non-statutory stock options to be granted to non-employee directors elected and qualified as members of the Board of Directors after the effective date of the Option Plan.

         NOW THEREFORE BE IT RESOLVED, That the first paragraph of Section 2(b) of the Option Plan shall be amended in its entirety to read as follows:

                  (b) Grants to Subsequent Outside Directors. To the extent options are available for grant under the Directors Option Plan, each Outsider Director who is first elected as a director subsequent to the Effective Date ("Subsequent Outside Director") is hereby granted as of the date on which such Subsequent Outside Director is qualified and first begins to serve as an Outside Director, non-statutory stock options to purchase 13,250 shares of Common Stock, subject to adjustment pursuant to Section IV, or to purchase such lesser number of shares of Common Stock as remain in this Directors Option Plan.

         BE IT FURTHER RESOLVED, That the Board of Directors grants to Dr. Holly Hadley non-statutory stock options to purchase 13,250 shares of Common Stock




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         of the Company under the Option Plan upon her election and qualification as a member of the Board of Directors of the Company upon such terms and conditions as provided in the Option Plan.

         BE IT FURTHER RESOLVED, That the Board of Directors grants to Dr. Daniel O. Sokoloff non-statutory stock options to purchase 13,250 shares of Common Stock of the Company under the Option Plan upon his election and qualification as a member of the Board of Directors of the Company upon such terms and conditions as provided in the Option Plan.

         BE IT FURTHER RESOLVED, That the proper officers of the Company are authorized to take such actions as are necessary or desirable in connection with the foregoing resolutions.

         BE IT FURTHER RESOLVED, That all actions heretofore taken by the officers and direcFtors of the Company on behalf of the Company relating to the foregoing resolutions are hereby approved, ratified and confirmed in all respects.





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